SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Geospace Technologies Corporation

(Name of Registrant as Specified in its Charter)

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Geospace Technologies Corporation

SUPPLEMENT DATED FEBRUARY 4, 2013 TO

PROXY STATEMENT

(Amendment No. 1)

Explanatory Note: This supplement to the Proxy Statement dated January 3, 2013 (the “Proxy Statement”) of Geospace Technologies Corporation (the “Company”) is intended to correct and clarify information relating to the compensation due to certain named executive officers in the event of their termination described in the fourth full paragraph on page 28 of the Proxy Statement.

Under their employment agreements, if the employment of Mr. Thomas T. McEntire, Mr. Walter R. Wheeler, or Mr. Robbin B. Adams had been terminated on September 30, 2012, the terminated employee would have received the amount set forth in the table on page 28 of the Proxy Statement plus any relocation and indemnity payments to which he is entitled. However, Messrs. McEntire, Wheeler, and Adams would not receive a gross-up for any applicable “excess parachute payment” tax imposed by the Internal Revenue Code of 1986, as amended, nor are they contractually entitled to costs and legal fees incurred in connection with any dispute over their employment agreements. Only Mr. Owens and Mr. Sheen are entitled to a gross-up and to such costs and legal fees under their employment agreements.

Accordingly, the fourth full paragraph on page 28 of the Proxy Statement should be replaced with the text below:

If the employment of any of Messrs. Owens, Sheen, McEntire, Wheeler or Adams had been terminated on September 30, 2012, the terminated employee would have received the amount set forth in the table below in a lump sum payment plus any relocation and indemnity payments to which he is entitled. In the case of Mr. Owens and Mr. Sheen, the terminated employee additionally would be entitled to receive costs and legal fees incurred in connection with any dispute over his employment agreement, and a gross-up for any applicable “excess parachute payment” tax imposed by the Code.